Exhibit 14

STAR GAS PARTNERS, L.P.

POLICY NUMBER / SUBJECT: 102 CODE OF BUSINESS CONDUCT & ETHICS	DATE OF ISSUE: JUNE 1, 2006

SECTION: 100 – BUSINESS PRACTICES	SUPERSEDES ISSUE DATE: APRIL 1, 2005

CODE OF BUSINESS CONDUCT AND ETHICS

To Whom the Code Applies

This Code applies to all employees of Star Gas Partners, L.P. and its direct and indirect subsidiaries (collectively “Star Gas Partners”), including, but not limited to, its principal executive officer; principal financial officer; principal accounting officer; or persons performing similar functions, as well as the directors of the general partner of Star Gas Partners. Its purpose is to deter wrongdoing and to provide full, fair, timely and understandable disclosures in public filings.

The Standard of Conduct

Star Gas Partners employees must maintain the highest standards of ethical conduct in their work. Behaving ethically means avoiding: actual or apparent conflicts of interest between personal and professional relationships; lying; cheating; and stealing; as well as deception and subterfuge. Behaving ethically also means personal compliance with all applicable government laws, rules and regulations.

Every employee records information of some kind, which is used for business purposes. Full, fair, accurate, understandable and timely reporting of information is critical. Any employee who falsifies, alters, or misrepresents data or information, (including financial information), whether in a filing with an administrative agency or in a public communication, will be severely disciplined, if not discharged.

Accurate Periodic Reports

As you are aware, full, fair, accurate, timely and understandable disclosures in Star Gas Partners’ reports filed with the Securities and Exchange Commission (“SEC”) is legally required and is essential to the success of the business. Please exercise the highest standards of care in preparing such reports in accordance with the following guidelines:

•	All Star Gas Partners accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect, in reasonable detail, the Star Gas Partners’ assets, liabilities, revenues and expenses.

RESPONSIBILITY OF: CHIEF EXECUTIVE OFFICER	PAGE NO. 1 of 5	EFFECTIVE DATE: JUNE 1, 2006

STAR GAS PARTNERS, L.P.

POLICY NUMBER / SUBJECT: 102 CODE OF BUSINESS CONDUCT & ETHICS	DATE OF ISSUE: JUNE 1, 2006

SECTION: 100 – BUSINESS PRACTICES	SUPERSEDES ISSUE DATE: APRIL 1, 2005

•	Star Gas Partners’ accounting records must not contain any false or intentionally misleading entries.

•	No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information should be concealed from the internal auditors or the independent auditors.

•	Compliance with Star Gas Partners’ system of internal accounting controls is required.

Reporting Misconduct

The duty and responsibility to accurately and honestly report information and to not lie, cheat, steal or deceive extends to and includes the duty to report those who breach this duty and responsibility and to provide information or participate in a proceeding wherein someone is alleged to have violated this duty and responsibility.

People Who Report Misconduct Are Protected

Employees who report unethical conduct, or who provide information in an investigation of alleged unethical behavior, are protected against retaliation or adverse employment actions for reporting the unethical conduct or participating in the investigation. This protection extends to, but is not limited to, employees who reported alleged violations of the SEC rules relating to fraud against unitholders or any federal or state securities or anti fraud law.

To Whom is The Report to be Made

All actual or suspected fraud, misconduct, illegal activity and fraudulent financial reporting of any kind whatsoever should be reported directly to your immediate supervisor for appropriate follow-up action. It is the supervisor’s responsibility to notify Senior Management and the Internal Audit Director of all issues and resolutions. Employees may also wish to use either the anonymous Employee Awareness Hotline or the E-Mail addresses, or directly contact either Director of Human Resources or Director-Compliance/Internal Audit. Employees are encouraged to use the anonymous employee hotline listed below or provide timely written notification. The Company will treat all such calls and notifications as confidential and protect employee identity to the extent consistent with its legal obligations.

RESPONSIBILITY OF: CHIEF EXECUTIVE OFFICER	PAGE NO. 2 of 5	EFFECTIVE DATE: JUNE 1, 2006

STAR GAS PARTNERS, L.P.

POLICY NUMBER / SUBJECT: 102 CODE OF BUSINESS CONDUCT & ETHICS	DATE OF ISSUE: JUNE 1, 2006

SECTION: 100 – BUSINESS PRACTICES	SUPERSEDES ISSUE DATE: APRIL 1, 2005

•	Employee Awareness Hotline – 1.877.STARGAS

•	E-MAIL – HelpStar@petroheat.com or HelpStar@stargaslp.com

•	Director of Human Resources – 1.203.325.5430

•	Director-Compliance/Internal Audit – 1.203.328.7354

Insider Trading/Access to Non-Public Information

If you learn information that directly or indirectly relates to Star Gas Partners or could impact its value or unit price, you must share that information only with employees or advisers of Star Gas partners who have a business reason to know what you know. It would be illegal for you to personally invest, or cause other (e.g., friends, relatives) to invest for them or for you based on that information. Star Gas Partners has adopted a separate Insider Trading Policy, which includes, among other provisions, specific prohibitions on trading on non-public information or “tipping” others who might trade.

Partnership Opportunities

Employees, Officers and Directors must never take for themselves personally opportunities that area discovered through the use of corporate property, information or position. Likewise, employees, Officers and Directors must never use corporate property or information for personal gain or to compete with Star Gas Partners. Your work hours are to be devoted solely to activities directly related to Star Gas Partners business. You may not perform work for or solicit business for any other employer.

Proper Use of Star Gas Partners Assets

All Star Gas Partners assets, (e.g., phones, computers) should be used for legitimate business purposes. Carelessness and waste are unacceptable.

Proprietary and/or Confidential Information

Proprietary information is sensitive, confidential, private or classified technical, financial, personnel or business information. This includes trade secrets. You must not misuse or disclose such information to non-employees of Star Gas Partners (including family and friends). This obligation on your part not to disclose or misuse Star Gas Partners proprietary/confidential information continues when and if you leave Star Gas Partners for whatever reason.

RESPONSIBILITY OF: CHIEF EXECUTIVE OFFICER	PAGE NO. 3 of 5	EFFECTIVE DATE: JUNE 1, 2006

STAR GAS PARTNERS, L.P.

POLICY NUMBER / SUBJECT: 102 CODE OF BUSINESS CONDUCT & ETHICS	DATE OF ISSUE: JUNE 1, 2006

SECTION: 100 – BUSINESS PRACTICES	SUPERSEDES ISSUE DATE: APRIL 1, 2005

Relationships With Customers/Suppliers

You must treat all customers/suppliers fairly and according to applicable laws, customs and regulations. Business decisions regarding suppliers must be made on the basis of the quality, delivery, value and reliability of the product or service offered. Employees may not borrow money or accept advances or other personal payments from any person or company doing or seeking to do business with Star Gas Partners. Employees may not receive gifts of good, services, accommodations or otherwise from any person or company doing or seeking to do business with Star Gas Partners with a value in excess of $100, without the prior written approval of Star Gas Partners’ Chief Executive Officer, COO, Chief Financial Officer or a member of the Board of Directors’ Audit Committee in the case of senior management.

Conflicts of Interest

A “conflict” occurs when an individual’s private interest interferes or even appears to interfere in any way with the person’s professional relationships and/or the interests of Star Gas Partners. You are conflicted if you take actions or have interests that may make it difficult for you to perform your work for Star Gas Partners objectively and effectively. Likewise, you are conflicted if you or a member of your family receives personal benefits as a result of your position in Star Gas Partners (directly or through a company they are employed by or in which they have an ownership interest). You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

1.	Cause Star Gas Partners to engage in business transactions with relatives or friends;

2.	Use nonpublic Star Gas Partners client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

3.	Have more than a modest financial interest in Star Gas Partners vendors, clients or competitors;

4.	Receive a loan, or guarantee of obligations, for Star Gas Partners or a third party as a result of your position at Star Gas Partners; or

5.	Compete, or prepare to compete, with Star Gas Partners while still employed by Star Gas Partners.

If you think you have been, are, or may become conflicted, report the situation to Star Gas Partners, Vice President Controller at 203.325.5419 immediately. The prompt reporting of such situations will be favorable weighted should it be determined that corrective actions need to be administered.

RESPONSIBILITY OF: CHIEF EXECUTIVE OFFICER	PAGE NO. 4 of 5	EFFECTIVE DATE: JUNE 1, 2006

STAR GAS PARTNERS, L.P.

POLICY NUMBER / SUBJECT: 102 CODE OF BUSINESS CONDUCT & ETHICS	DATE OF ISSUE: JUNE 1, 2006

SECTION: 100 – BUSINESS PRACTICES	SUPERSEDES ISSUE DATE: APRIL 1, 2005

Waivers/Changes

No waivers or changes in any provisions of this Code, other than technical changes or clarifications, can be granted by any person other than the Board of Directors or a member of the Audit Committee of the Board of Directors. Any waiver or change will be in writing and will be promptly disclosed to the public, in accordance with rules applicable to public companies like Star Gas Partners. Public disclosure will be made within five (5) business days after the waiver is granted or changes is made or otherwise permitted under the applicable SEC regulations. It will be made by the filing of an SEC Form 8-K. Concurrently, notice will be made by a posting on Star Gas Partners’ website, which posting will be retained for at least 12 months after it is initially posted.

Accountability

Violations of this Code will result in discipline up to and including termination and/or civil and/or criminal prosecution.

RESPONSIBILITY OF: CHIEF EXECUTIVE OFFICER	PAGE NO. 5 of 5	EFFECTIVE DATE: JUNE 1, 2006